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FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    PURSELL        WADE                           Cal Dive International, Inc. "CDIS"           to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  Cal Dive International, Inc.                    Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  400 N. Sam Houston Pkwy. E., Suite 400          Person (Voluntary)         Feb. '01           ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Houston,          Texas           77060             ###-##-####            Date of Original         Senior Vice President
---------------------------------------------     ----------------------     (Month/Year)         --------------------------------
  (City)           (State)           (Zip)
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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
  Cal Dive International                                           (D)                                     (Instr. 4)     (Instr. 4)
   Common Stock                 2/15/01        5     --    14,000   D       $26.25         3,500              D             --
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-                 Amount or
                                                    -------------------------- Exer-   tion       Title        Number of
                                                    Code  V     (A)     (D)    cisable Date                      Shares
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  Option                    4.75          2/15/01    M    --    --     14,000   5/00    5/02      Common Stock    14,000     4.75
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  Option                   18.0625        2/18/00    A    --    12,000    --    2/18/01  2/18/05  Common Stock    12,000     18.0625
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  Option                   18.00          3/1/00     A    --    12,000    --    3/01/01  3/01/03  Common Stock    12,000     18.00
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  Option                   19.625         11/30/00   A    --    30,000    --    11/30/01 11/30/11 Common Stock    30,000     19.625
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  Option                   26.75          2/15/01    A    --    10,000    --    2/15/02  2/15/12  Common Stock    10,000     26.75
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

   28,000                     D                          N/A
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   40,000                     D                          N/A
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   52,000                     D                          N/A
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   82,000                     D                          N/A
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   92,000                     D                          N/A
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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal                   /s/ WADE PURSELL                  3/12/01
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                       -----------------------------------------
                                                                                       **Signature of Reporting Person     Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
